Sub-Items 77I & 77Q1(d). Terms of New or Amended Securities

DREYFUS BNY MELLON FUNDS, INC. (the “Company”)
Dreyfus Alternative Diversifier Strategies Fund
Dreyfus Emerging Markets Debt U.S Dollar Fund
Dreyfus Global Emerging Markets Fund
Dreyfus Select Managers Long/Short Fund
Dreyfus Yield Enhancement Strategy Fund
(each a “Fund”)

     Effective February 1, 2016, the Board of Directors of the Company, on behalf of the Funds, approved the following proposals as to each Fund:

  A proposal to limit the availability of certain Fund share classes and sales load waivers or reductions pursuant to “grandfathering” provisions described in the Fund’s Prospectus and/or Statement of Additional Information to shareholders who purchase Fund shares through the Fund's distributor;

  A proposal to modify or eliminate certain front-end sales load waivers with respect to purchases of Class A shares of the Fund and modify or eliminate certain contingent deferred sales charge waivers with respect to redemptions of Class A and Class C shares of the Fund; and

  A proposal to modify the Fund's exchange and related shareholder privileges.

These changes, with respect to the Funds, were reflected in a Supplement to the Funds' Prospectus, filed with the Securities and Exchange Commission (the “SEC”) on November 13, 2015 pursuant to Rule 497(e) under the Securities Act of 1933, as amended.

     Each Fund’s revised Rule 18f-3 Plan was filed with the SEC on January 13, 2016 as Exhibit (n)(2) to Post-Effective Amendment 36 to the Company’s Registration Statement and is incorporated by reference hereto.

     Effective March 1, 2016, the Board of Directors of the Company, on behalf of the Fund, approved a proposal to modify the eligibility requirements of the Fund’s Class Y shares.

     These changes, with respect to the Fund, were reflected in the Fund’s Prospectus, filed with the SEC on February 29, 2016 as part of Post-Effective Amendment No. 37 to the Company’s Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933, as amended.

     Each Fund's revised Rule 18f-3 Plan was filed with the SEC on February 29, 2016 as Exhibit (n)(7) to Post-Effective Amendment No. 37 to the Company’s Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933, as amended, and is incorporated by reference hereto.